Exhibit 99.1

Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, New Jersey 07424

www.cytec.com

Contact:

Jodi Allen

Investor Relations

(973) 357-3283

Release Date: Immediate

Cytec Announces Amendments to Its Previously Announced Tender Offers and Early Tender Date Results of such Tender Offers

Woodland Park, NJ, March 12, 2013 — Cytec Industries Inc. (“Cytec” or the “Company”) (NYSE: CYT) today announced, in connection with its currently pending offers to purchase for cash up to $175,000,000 aggregate principal amount of its notes, including up to $125,000,000 of its 6.0% Notes due October 1, 2015 (the “2015 Notes”) and up to $50,000,000 of its 8.95% Notes due July 1, 2017 (the “2017 Notes”, together with the 2015 Notes, the “Securities”), amendments to the previously announced terms of its offers such that (1) the maximum aggregate principal amount of the Securities to be accepted shall be $200,000,000, including up to $125,000,000 of the 2015 Notes with no corresponding maximum principal amount to be accepted with respect to the 2017 notes (such offers, as amended, the “Tender Offers”) and (2) the 2015 Notes shall be assigned acceptance priority level 1 and the 2017 Notes shall be assigned acceptance priority level 2.

The Company also announced today the early tender date results of its Tender Offers. The following table sets forth the Securities that are subject to the Tender Offers as well as the aggregate principal amounts of Securities validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, on March 11, 2013 (the “Early Tender Date”).

Title of Securities	CUSIP Numbers	Acceptance Priority Level	Aggregate Principal Amount Outstanding	Maximum Principal Amount to Be Accepted	Aggregate Principal Amount Tendered as of the Early Tender Date

6.0% Notes due 2015	232820AG5	1	$249,560,000	$125,000,000	$107,751,000

8.95% Notes due 2017	232820AH3	2	$249,400,000	N/A	$85,108,000

Securities tendered for purchase in the Tender Offers are subject to the maximum aggregate principal amount of $200,000,000 and proration, as described below and in the Offer to Purchase, and are also subject to the acceptance priority levels indicated above. All 2015 Notes up to the $125,000,000 maximum aggregate principal amount of 2015 Notes to be purchased that are validly tendered will have priority over any 2017 Notes that are tendered for purchase. Accordingly, 2017 Notes tendered prior to the Early Tender Date may be subject to proration in the event that additional 2015 Notes are tendered after the Early Tender Date and prior to the Expiration Date or additional 2017 Notes are tendered after the Early Tender Date and prior to the Expiration Date. In addition, 2015 Notes validly tendered prior to the Early Tender Date will be subject to proration in the event that in excess of $17,249,000 of additional 2015 Notes are tendered after the Early Tender Date and prior to the Expiration Date.

Holders who have not already tendered their Securities may continue to do so at any time at or prior to 11:59 p.m., New York City time, on March 25, 2013 (the “Expiration Date”), unless Cytec extends or earlier terminates the Tender Offer. However, such holders will not be entitled to receive any early tender premium, except in the case of any Securities that were tendered prior to 5:00 p.m., New York City time, on March 11, 2013 and which were accepted for purchase. No tenders will be valid if submitted after the Expiration Date. Withdrawal rights for the Tender Offers have expired.

As described in the Offer to Purchase, if the aggregate principal amount of 2015 Notes that are validly tendered exceeds the Maximum Principal Amount to be Accepted (as set forth in the table above) or the aggregate principal amount of Securities that are validly tendered exceeds the maximum aggregate principal amount of $200,000,000, Cytec will accept for payment only such portion of the Securities that does not result in an aggregate principal amount purchased that is above such maximum amounts. If such maximum amounts are sufficient to allow us to accept some, but not all of the validly tendered Securities, the amount of Securities purchased will be prorated based on the aggregate principal amount of Securities validly tendered, rounded down to the nearest integral multiple of $1,000, but not less than the minimum principal amount to be accepted. Cytec reserves the right to increase the Maximum Principal Amount to be Accepted or the maximum aggregate principal amount of $200,000,000 at any time, subject to compliance with applicable law.

The Tender Offers are being made pursuant to an Offer to Purchase dated February 26, 2013 (as amended and supplemented, the “Offer to Purchase”) and the related Letter of Transmittal dated February 26, 2013 (as amended and supplemented, the “Letter of Transmittal”), which set forth a complete description of the terms of the Tender Offers. Holders of the Securities are urged to read the Offer to Purchase and the related Letter of Transmittal carefully before making any decision with respect to the Tender Offers. The Tender Offers are conditioned on the satisfaction of certain conditions set forth in the Offer to Purchase.

Cytec has retained Citigroup Global Markets Inc., RBS Securities Inc. and Wells Fargo Securities, LLC to serve as dealer managers for the Tender Offers. Global Bondholder Services Corporation has been retained to serve as the depositary and information agent for the Tender Offers.

For additional information regarding the terms of the Tender Offers, please contact: Citigroup Global Markets Inc. at 800-558-3745 (toll-free) or 212-723-6106 (collect), RBS Securities Inc. at 877-297-9832 or Wells Fargo Securities, LLC at 866-309-6316. Requests for documents and questions regarding the tender of securities may be directed to Global

Bondholder Services Corporation at 866-937-2200.

Copies of the Offer to Purchase and the Letter of Transmittal related to the Tender Offers may also be obtained at no charge from Global Bondholder Services Corporation.

Neither Cytec, its board of directors, the information agent and depositary nor the dealer managers make any recommendation as to whether holders of the Securities should tender or refrain from tendering the Securities. Holders of the notes must decide how many notes to tender, if any.

This announcement does not constitute an offer to purchase or a solicitation of an offer to sell securities. The Tender Offers are being made solely by means of the Offer to Purchase and the related Letter of Transmittal. In any jurisdiction where the laws require a tender offer to be made by a licensed broker or dealer, the Tender Offers will be deemed to be made on behalf of Cytec by the dealer managers, or one or more registered brokers or dealers under the laws of such jurisdiction.

About Cytec

Cytec’s vision is to deliver specialty material and chemical technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. Our pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace and industrial materials, mining and plastics.

For more information visit the Company’s web site at www.cytec.com.

Use of Forward-Looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission. Cytec disclaims any obligation to update or revise any forward-looking statements.